                                                                     Exhibit 4.6

                                  BRIAZZ, INC.
                                  1996 AMENDED
                                STOCK OPTION PLAN

                              AMENDED AND RESTATED
                             STOCK OPTION AGREEMENT

THIS AGREEMENT is entered into as of the date set forth below between BRIAZZ, INC., a Washington corporation (the "Company"), and the undersigned optionee (the "Optionee"). Unless otherwise defined herein, the terms defined in the 1996 Amended Stock Option Plan (the "Plan") shall have the same defined meanings in this Amended and Restated Stock Option Agreement (the "Agreement").

                    WHEREAS, the Company issued certain options to purchase the Common Stock of the Company to the Optionee in consideration for his services on the Board of Directors of the Company at a time when the directors were not eligible to participate in such option grants under the Plan (the "Non-Plan Options");

                    WHEREAS, the Non-Plan Options were made expressly subject to the terms of the Plan at their times of issuance;

                    WHEREAS, the Company effected a 100-for-1 reverse split on July 16, 1999 and a 6-for-1 reverse split on April 2, 2001 (collectively, the "Stock Splits");

                    WHEREAS, under the terms of the Plan and the Non-Plan Options, the terms of the Non-Plan Options automatically adjust to account for the Stock Splits; and

                    WHEREAS, the Company and the Optionee now desire to amend and restate their understandings under the Non-Plan Options to reflect all such adjustments as of the date hereof;

                    NOW, THEREFORE, the Company and the Optionee agree that this Amended and Restated Option Agreement hereby supercedes and replaces the Non-Plan Options and represents the sole understanding between the Company and the Optionee with respect to the options granted to the Optionee pursuant to the Non-Plan Options and the Company agrees to offer to the Optionee the option to purchase (upon the terms and conditions set forth herein, in the Plan, and in the notice of grant of stock options and option agreement, attached hereto as Exhibit A (the "Notice")) the total number of Option Shares set forth in the first paragraph of the Notice.

                    1.   Options not Transferable. This Option may not be
                         ------------------------
transferred in any manner other than by will or by the laws of descent or distribution and may be exercised during the lifetime of Optionee only by Optionee. The terms of the Plan and this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee. Upon any attempt to transfer, pledge, hypothecate or otherwise dispose of any Option or of any right or privilege conferred by the Plan contrary to the provisions thereof, or upon the sale, levy or attachment or similar process upon the rights and privileges conferred by the Plan, such Option shall thereupon terminate and become null and void.

                    2.   Investment Intent. By accepting the Option, the
                         -----------------
Optionee represents and agrees that none of the shares of Common Stock purchased upon exercise of the Option will be distributed in violation of applicable federal and state laws and regulations. In addition, the Company may require, as a condition of exercising the Options, that the Optionee execute an undertaking, in such a form as the Company shall reasonably specify, that the Stock is being purchased only for investment and without any then present intention to sell or distribute such shares.

                    3.   Termination of Options.
                         ----------------------

                            (a)  Unless otherwise provided for in Section 8 of
this Agreement and Section 5 of the Plan, all unvested Options shall expire upon any termination of Optionee's employment or contractual relationship with the Company, whether voluntary or involuntary, or upon the death or Disability of Optionee.

                         (b)  Unless otherwise provided for in Section 8 of this
Agreement and Section 5 of the Plan, all vested Options shall expire at the earliest of the following:

                                   (1)   ten (10) years from the date of the
                                         Notice; provided, however, that the
                                         expiration date of any Incentive Stock
                                         Option granted to a greater-than-10%
                                         shareholder shall not be later than
                                         five (5) years from the date of Grant;

                                   (2)   three (3) months after voluntary or
                                         involuntary termination of Optionee's
                                         employment or contractual relationship
                                         with the Company other than termination
                                         as described in Paragraphs (3) or (4)
                                         below;

                                   (3)   upon termination of Optionee's
                                         employment or contractual relationship
                                         with the Company for cause (as
                                         determined in the sole discretion of
                                         the Plan Administrator); or

                                   (4)   one (1) year after the termination of
                                         Optionee's employment or contractual
                                         relationship with the Company on
                                         account of Optionee's death or
                                         Disability.

               4.   Adjustments to Total Number of Option Shares. In the case of
                    --------------------------------------------
any stock split, stock dividend or like change in the nature of shares of Common Stock covered by this Agreement, the number of Option Shares set forth in the Notice and the Exercise Price set forth in the Notice shall be proportionately adjusted in accordance with Section 5(m) of the Plan.

               5.   Exercise of Option. Options shall be exercisable, in full or
                    ------------------
in part, at any time after vesting, until termination; provided, however, that any Optionee who is subject to the reporting and liability provisions of Section 16 of the Securities Exchange Act of 1934 with respect to the Common Stock shall be precluded from selling or transferring any Common Stock or other security underlying an Option during the six (6) months immediately following the grant of that Option. If less than all of the shares included in the vested portion of any Option are purchased, the remainder may be purchased at any subsequent time prior to the expiration of the Option term. No portion of any Option for less than one hundred (100) shares (as adjusted pursuant to Section 5(m) of the Plan) may be exercised: provided, that if the vested portion of any Option is less than one hundred (100) shares, it may be exercised with respect to shares for which it is vested. Only whole shares may be issued pursuant to an Option, and to the extent that an Option covers less than one (1) share, it is unexercisable.

                    Each exercise of the Option shall be by means of delivery of a notice of election to exercise (which may be in the form attached hereto as Exhibit B to the Secretary of the Company at its principal executive office,
---------
specifying the number of shares of Common Stock to be purchased and accompanied by payment in cash by certified check or cashier's check in the amount of the full exercise price for the Common Stock to be purchased. In addition to payment in cash by certified check or cashier's check, an Optionee may pay for all or any portion of the aggregate Exercise Price by complying with one or more of the following alternatives:

                         (a)  with the prior approval of the Plan Administrator,
by delivering to the Company shares of Common Stock previously held by such person, which shares of Common Stock shall have a fair market value at the date of exercise (as determined by the Plan Administrator) equal to the aggregate purchase price to be paid by the Optionee upon such exercise;

                         (b)  by delivering a properly executed exercise notice
together with irrevocable instructions to a broker promptly to sell or margin a sufficient portion of the shares and deliver directly to the Company the amount of sale or margin loan proceeds to pay the exercise price; or

                         (c)  by complying with any other payment mechanism
approved by the Plan Administrator at the time of exercise.

It is a condition precedent to the issuance of shares of Common Stock that the Optionee executes and delivers to the Company a Stock Transfer Agreement, in a form acceptable to the Company, to the extent required pursuant to the terms thereof.

                    6.   Type of Option; Tax Consequences. Unless otherwise
                         --------------------------------
provided for in the Notice, Options granted in accordance with the Plan shall be Non-Qualified Stock Options ("NSO"). If the Notice provides that Options granted to Optionee are Incentive Stock Options ("ISO"), such Options are intended to qualify as Incentive Stock Options under Section 422 of the Code. Set forth below is a brief summary as of the date of this Agreement of some of the federal tax consequences of exercise of this Option and disposition of the Option Shares. THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. THE OPTIONEE SHOULD CONSULT A TAX ADVISER BEFORE EXERCISING THIS OPTION OR DISPOSING OF THE OPTION SHARES.

                            (a)  Exercise of NSO. There may be a regular federal
income tax liability, at ordinary income tax rates, upon the exercise of an NSO. If Optionee is an Employee or a former Employee, the Company will be required to withhold from Optionee's compensation or collect from Optionee and pay to the applicable taxing authorities an amount in cash equal to a percentage of this compensation income at the time of exercise, and may refuse to honor the exercise and refuse to deliver Shares if such withholding amounts are not delivered at the time of exercise.

                            (b)  Exercise of ISO. If this Option qualifies as an
ISO, there will be no regular federal income tax liability upon the exercise of the Option, although the Optionee may be subject to the alternative minimum tax in the year of exercise.

                            (c)  Disposition of Shares. The disposition of
Option Shares is generally a taxable event. The tax treatment will depend on whether the Option is an ISO or an NSO, and on the length of time for which Optionee has held the Option Shares.

                    7.   Notice of Disqualifying Disposition of ISO Shares. If
                         -------------------------------------------------
the Option granted to Optionee herein is an ISO, and if Optionee sells or otherwise disposes of any of the Option Shares acquired pursuant to the ISO on or before the later of (1) the date two years after the Date of Grant, or (2) the date one year after the date of exercise, the Optionee agrees to report sales of such shares prior to the above determined date to the Company within one (1) business day after such sale is concluded. The Optionee also agrees to pay to the Company, within five (5) business days after such sale is concluded, the amount necessary for the Company to satisfy its withholding requirement required by the Code in the manner specified in Section 5(l)(2) of the Plan. Nothing in this Section 6 is intended as a representation that Common Stock may be sold without registration under state and federal securities laws or an exemption therefrom, or that such registration or exemption will be available at any specified time

                    8.   Change in Control.
                         -----------------

                            (a)  Notwithstanding the vesting schedule set forth
in the Notice, and subject to the Provisions of Section 13 below, the right to purchase all Option Shares shall vest, and the Optionee may purchase up to the full extent of Option Shares for which Options have been granted to such Optionee and for which the Options have not been exercised under the following conditions:

                                     (1)   The Optionee may conditionally
purchase, any or all Option Shares during the period commencing twenty-seven
(27) days and ending seven (7) days prior to the scheduled effective date of a merger or consolidation (as such effective date may be delayed from time to time) wherein the Company is not to be the surviving corporation, which merger or consolidation is not between or among the Company and other corporations related to or affiliated with the Company;

                                     (2)   The Optionee may conditionally
purchase any or all Option Shares during the period commencing on the initial date of a tender offer or takeover bid for the Option Shares (other than a tender offer by the Company) subject to the Securities Exchange Act of 1934 and the rules promulgated thereunder and ending on the day preceding the scheduled termination date of acceptance of tenders of shares by the offeror under any such tender offer or takeover bid (as such termination date may be extended by such offeror);

                              (3)  The Optionee may conditionally purchase any
or all Option Shares during the period commencing an the date the shareholders the Company approve a sale of all or substantially all the assets of the Company of and ending seven (7) days prior to the scheduled closing date of such sale (as such closing date may be delayed from time to time); and

                              (4)  The Optionee may conditionally purchase any
or all Option Shares during the period commencing on the date the Company files a Statement of Intent to Dissolve and ending thirty (30) days later but not in any event later than the day before the Company files Articles of Dissolution.

                       (b) If the merger, consolidation, tender offer, takeover bid, sale of assets or dissolution, as the case may be, and as described in Subsections (1) through (4) of Section 8(a), once commenced, is cancelled or revoked, the conditional purchase of shares for which the Option to purchase would not have otherwise been exercisable at the time of said calculation or revocation, but for the operation of Section 8(a), shall be rescinded. With respect to all other shares conditionally purchased, the Optionee may rescind such purchase at his or her option.

                       (c) If the merger, consolidation, tender offer, takeover bid or sale of assets does occur or thirty (30) days passes after a Statement of intent to Dissolve is filed (or Articles of Dissolution are filed), as the case may be, and as described in Subsections (1) through (4) of Section 8(a), and the Optionee has not conditionally purchased all Option Shares, all unexercised Options shall terminate on the effective, termination or closing date, or thirty
(30) days after the Statement of Intent to Dissolve is filed (but not later than the day before Articles of Dissolution are filed), as the case may be.

                       (d) If the Company shall be the surviving corporation in any merger or is a party to a merger or consolidation which is between or among the Company and other corporations related to or affiliated with the Company, any Option granted hereunder shall pertain and apply to the securities to which a holder of the number of shares of common stock subject to the option would have been entitled upon the consummation of such merger or consolidation.

                       (e) Nothing herein shall allow the Optionee to purchase Option Shares, the Options for which have expired.

                       (f) Section 5(n) of the Plan provides that any and all options that are outstanding under the Plan will become immediately vested and fully exercisable during specified exercise periods following the occurrence of certain events involving a change in control of the Company. Section 5(n) of the Plan also provides that if the shareholders of the Company receive shares of stock of another company in a transaction providing for the conversion or exchange of all or substantially all of the outstanding shares of Common Stock, then options granted under the Plan will become exercisable for a number of shares of stock of the other company determined using the same conversion or exchange ratio applicable to the transaction, unless the Board of Directors of the Company determines that some or all of such options shall instead terminate.

               9.  Subject to 1996 Stock Option Plan. The terms of the Options
                   ---------------------------------
are subject to the provisions of the Plan, as the same may from time to time be amended, and any inconsistencies between this Agreement and the Plan, as the same may be from time to time amended, shall be governed by the provisions of the Plan, a copy of which has been delivered to the Optionee, and which is available for inspection at the principal offices of the Company.

               10.  Plan Subject to Change. The Plan and the policies governing
                    ----------------------
grants of Options under the Plan, including, without limitation, grant timing, vesting schedules, and eligibility standards, are subject to change at any time after the date of this Agreement by the Board of Directors of the Company or its Compensation Committee.

               11.  Professional Advice. The acceptance of the Options and the
                    -------------------
sale of Common Stock issued pursuant to the exercise of Options may have consequences under federal and state tax and securities laws which may vary depending upon the individual circumstances of the Optionee. Accordingly, the Optionee acknowledges that he or she has been advised to consult his or her personal legal and tax advisor in connection with this Agreement and his or her dealings with respect to Options for the Common Stock. Without limiting other matters to be considered, the Optionee should consider whether upon the exercise of options, the Optionee will file an election with the Internal Revenue Service pursuant to Section 83(b) of the Code.

               12.  No Employment Relationship. Whether or not any Options are
                    --------------------------
to be granted under the Plan shall be exclusively within the discretion of the Plan Administrator, and nothing contained in the Plan or this Agreement shall be construed as giving any person any right to participate under the Plan. The grant of an Option shall in no way constitute any form of agreement or understanding binding on the Company or any related company, express or implied, that the Company or any related company will employ or contract with an Optionee for any length of time, nor shall it interfere in any way with the Company's, or where applicable, a related company's right to terminate Optionee's employment at any time, which right is hereby reserved.

               13.  Securities Laws. Notwithstanding the foregoing, no Option
                    ---------------
shall vest or be exercisable unless and until all requirements imposed by or pursuant to Section 5(l) of the Plan are satisfied.

          SECTION 5(l) OF THE PLAN DESCRIBES CERTAIN IMPORTANT CONDITIONS RELATING TO FEDERAL AND STATE SECURITIES LAWS THAT MUST BE SATISFIED BEFORE THIS OPTION CAN BE EXERCISED AND BEFORE THE COMPANY CAN ISSUE ANY OPTION SHARES TO THE OPTIONEE. THE COMPANY HAS NO OBLIGATION TO REGISTER THE OPTION SHARES. THE OPTIONEE WILL NOT BE ABLE TO EXERCISE THIS OPTION UNLESS SUCH ARE REGISTERED OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. AT THE PRESENT TIME, EXEMPTIONS FROM REGISTRATION UNDER FEDERAL AND STATE SECURITIES LAWS ARE VERY LIMITED AND MIGHT BE UNAVAILABLE TO THE OPTIONEE PRIOR TO THE EXPIRATION OF THIS OPTION. CONSEQUENTLY, THE OPTIONEES MIGHT HAVE NO OPPORTUNITY TO EXERCISE THIS OPTION AND TO RECEIVE OPTION SHARES UPON SUCH EXERCISE.

          Notwithstanding the foregoing, the Company may restrict the Optionee's right to purchase Option Shares after a public offering of Common Stock pursuant to the Securities Act of 1933, as amended, until a date ninety (90) days following completion of the public offering.

               14.  Entire Agreement. This Agreement is the only agreement
                    ----------------
between the Optionee and the Company with respect to the Options, and this Agreement and the Plan supersede all prior and contemporaneous oral and written statements and representations, including, but not limited to, the Non-Plan Options, and contain the entire agreement between the parties with respect to the Options.

               15.  Notices. Any notice required or permitted to be made or
                    -------
given hereunder shall be mailed or delivered personally to the addresses set forth below, or as changed from time to time by written notice to the other:

          The Company:          BRIAZZ, INC.
                                3901 7/th/ Ave., Suite 200
                                Seattle, Washington 98134
                                Attention: Linda Baldwin

         The Optionee:          (As set forth in the Notice)

Optionee acknowledges receipt of the Notice and a copy of the Plan. Optionee represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all of the terms and provisions thereof. Optionee has reviewed the Plan, the Notice and this Option Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option and fully understands all provisions of the Option. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Plan Administrator upon any questions arising under the Plan or this Option. Optionee further agrees to notify the Company upon any change in the residence address indicated in the Notice.

BRIAZZ, INC.

By:    /s/ Tracy L. Warner                          October 22, 2001
    -----------------------------------         --------------------------
                                                Date
Its:   Chief Financial Officer
     ----------------------------------


OPTIONEE


       /s/ Howard Schultz                           October 12, 2001
---------------------------------------         --------------------------
Howard Schultz                                  Date


               THERE MAY NOT BE PRESENTLY AVAILABLE EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF APPLICABLE FEDERAL AND STATE SECURITIES LAWS FOR THE ISSUANCE OF SHARES OF STOCK UPON EXERCISE OF THESE OPTIONS. ACCORDINGLY, THESE OPTIONS CANNOT BE EXERCISED UNLESS THESE OPTIONS AND THE SHARES OF STOCK TO BE ISSUED UPON EXERCISE OF THE OPTIONS ARE REGISTERED OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS IS AVAILABLE.

               THE SHARES OF STOCK ISSUED PURSUANT TO THE EXERCISE OF OPTIONS WILL BE "RESTRICTED SECURITIES" AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT OF 1933 AND WILL BEAR A LEGEND RESTRICTING RESALE UNLESS THEY ARE REGISTERED UNDER STATE AND FEDERAL SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. THE COMPANY IS NOT OBLIGATED TO REGISTER THE SHARES OF STOCK OR TO MAKE AVAILABLE ANY EXEMPTION FROM REGISTRATION.

                                   EXHIBIT A
                                   ---------

                                          Briazz Inc.
Notice of Grant of Stock Options          ID: 91-1672311
and Option Agreement                      3901 7th Ave. So, Suite 200
                                          Seattle, WA 98134


________________________________________________________________________________

Howard Schultz                            Option Number:   00000000
Street                                    Plan:            1996
City, State Zip                           ID:              0000001

________________________________________________________________________________

Effective as of the individual dates of grant of the Non-Plan Options, you have been granted a Non-Qualified Stock Option to buy 12,337 shares of Briazz Inc. (the "Company") common stock at the prices per share set forth below (the "Shares"):

      Original
   Date of Grant           Number of Shares        Price Per Share        Total Price
   -------------           ----------------        ---------------        -----------
June 1, 1996                             261              $1,632.00          $425,952.00
October 18, 1996                         167                $600.00          $100,200.00
August 15, 1997                          193              $3,900.00          $752,700.00
August 29, 1997                           49              $3,900.00          $191,100.00
November 1, 1999                      10,000                  $6.00           $60,000.00
November 1, 2000                       1,667                  $1.50            $2,500.50
                                       -----                                   ---------
            TOTALS:                   12,337                  -             $1,532,452.50


The total option price of the Shares is One Million Five Hundred Thirty Two Thousand Four Hundred Fifty Two Dollars and Fifty Cents ($1,532,452.50.)

The Shares are fully vested.

________________________________________________________________________________

By your signature and the Company's signature below, you and the Company agree that these options are governed by the terms and conditions of the Company's Stock Option Plan as amended and the Amended and Restated Option Agreement, all of which are attached and made a part of this document.

________________________________________________________________________________


   /s/ Tracy L. Warner                            October 22, 2001
----------------------------------            ---------------------------------
Briazz Inc.                                   Date


   /s/ Howard Schultz                             October 12, 2001
----------------------------------            ----------------------------------
Howard Schultz                                Date

                                    EXHIBIT B
                                    ---------

                         Notice of Election to Exercise
                         ------------------------------

               This Notice of Election to Exercise shall constitute proper notice pursuant to Section 5(h) of the BRIAZZ, INC. 1996 Amended Stock Option Plan (the "Plan") and Section 5 of that certain Amended and Restated Stock Option Agreement (the "Agreement") dated as of the ____ day of __________ 2001 between BRIAZZ, INC. (the "Company") and the undersigned Optionee ("Optionee").

               Optionee hereby elects to exercise Optionee's option to purchase ___________ shares of the common stock of the Company at a price of $__________ per share, for aggregate consideration of $__________, on the terms and conditions set forth in the Agreement and the Plan. Such aggregate consideration, in the form specified in Section 5 of the Agreement, accompanies this notice.

               The undersigned have executed this Notice this ____ day of __________, 200_.


Submitted by:                              Accepted by:

OPTIONEE                                   BRIAZZ, INC.


____________________________________       _____________________________________
Signature                                  By


____________________________________       _____________________________________
Print Name                                 Title

Address:                                   Address:
-------                                    -------

____________________________________       _____________________________________

____________________________________       _____________________________________

                                           _____________________________________